UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2023

Vestis Corporation

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	001-41783	92-2573927

500 Colonial Center Parkway, Suite 140

Roswell, Georgia 30076

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (470) 226-3655

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, par value $0.01 per share	VSTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Bonus Plan

On November 28, 2023, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Vestis Corporation (the “Company”) adopted the Company’s Management Incentive Bonus Plan (the “Incentive Bonus Plan”). Under the Incentive Bonus Plan, designated employees of the Company, including executive employees in career bands one through three (which includes the Company’s executive officers), will be eligible to receive cash incentive bonuses, generally based upon the attainment of pre-established performance measures with respect to a specified performance period (generally, the Company’s fiscal year).

Incentive bonus opportunities and performance measures for the applicable performance period will be established on the terms and conditions determined by the Committee or such other person or persons designated under the Incentive Bonus Plan. The Committee (or such other person or persons designated under the Incentive Bonus Plan) retains the discretion to change the bonus opportunity or adjust the award that becomes payable under the Incentive Bonus Plan. The Incentive Bonus Plan may be amended or terminated by the Committee.

The Incentive Bonus Plan is effective on September 30, 2023 and will apply with respect to the Company’s incentive awards payable in respect of the Company’s fiscal years commencing with fiscal year 2024.

The foregoing summary description of the Incentive Bonus Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Incentive Bonus Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Deferred Compensation Plan

On November 28, 2023, the Committee adopted the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, non-employee directors will be able to elect to defer all or a portion of their annual retainer, chair fees and annual equity compensation payable to the director pursuant to restricted stock unit awards or similar awards under the Company’s 2023 Long-Term Incentive Plan (“LTIP”). Similarly, eligible executives (including the Company’s executive officers) may elect to defer all or a portion of their base salaries, annual incentives and equity compensation attributable to performance stock units and restricted stock units award(s) or similar awards under the LTIP. Such deferral elections must be made in advance in accordance with rules and procedures determined under the Deferred Compensation Plan and will include an election as to the time and form of payment of deferred amounts.

All amounts deferred under the Plan will be credited to either an “equity account,” which is denominated in shares of Company common stock, or a “deferral account,” which is denominated in US dollars. Under the Plan, deferrals of remuneration and compensation payable in cash are credited to deferral accounts and deferrals of equity-based awards are credited to equity accounts. Equity accounts are also credited with additional stock units (“dividend equivalent units”) in the event that dividends are paid with respect to shares of the Company’s common stock. Transfers between deferral accounts and equity accounts are not permitted.

Amounts credited to equity accounts (including dividend equivalent units related to deferred equity awards) are subject to the same vesting conditions as would have applied had the stock-based award not been deferred. Deferral accounts under the Plan are credited with earnings at a rate equal to Moody’s Corporate Baa Bond Index rate as of the month of October for the year preceding the year to which the rate applies or based on such other hypothetical investments determined by the administrator from time to time. Amounts payable from a participant’s deferral account will be settled in cash. Amounts credited to equity accounts are settled in shares of the Company’s common stock from the shares reserved under the LTIP (with cash being issued for any fractional share amounts distributed).

The right of each participant to receive payments or distributions under the Plan is that of a general, unsecured creditor of the Company.

The Deferred Compensation Plan is effective as of January 1, 2024 and will apply to deferrals of remuneration and compensation otherwise payable for periods after (or equity-based awards granted after) December 31, 2023.

The foregoing summary description of the Deferred Compensation Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Deferred Compensation Plan, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Vestis Corporation Management Incentive Bonus Plan.

10.2	Vestis Corporation Deferred Compensation Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIS CORPORATION

Date: December 1, 2023

	By:	/s/ Rick Dillon
	Name:	Rick Dillon
	Title:	Executive Vice President and Chief Financial Officer